EXHIBIT 12



                     NORTHWEST NATURAL GAS COMPANY
           Computation of Ratio of Earnings to Fixed Charges
                 January 1, 1991 - September 30, 1996
                                ($000)


                                                                       Twelve
                                                                       Months
                                   Year Ended December 31               Ended
                         ------------------------------------------    Sept.30,
                           1991     1992    1993      1994     1995     1996
                         -------  -------  -------  -------  -------  --------
Fixed Charges, as
 defined:
   Interest on Long-
    Term Debt            $21,977  $23,001  $22,578  $21,921  $23,141  $ 23,136
   Other Interest          4,266    3,223    1,906    2,473    2,252     2,528
   Amortization of Debt
    Discount and Expense     348      511      775      850      882       885
   Interest Portion of
    Rentals                1,485    1,439    1,701    1,697    1,764     1,764
                         -------  -------  -------  -------  -------   -------
   Total Fixed
    Charges, as
    defined              $28,076  $28,174  $26,960  $26,941  $28,039   $28,313
                         =======  =======  =======  =======  =======   =======

Earnings, as defined:
   Net Income            $14,377  $15,775  $37,647  $35,461  $38,065  $ 48,972
   Taxes on Income         2,321    6,951   22,096   20,473   22,120    29,008
   Fixed Charges,
    as above              28,076   28,174   26,960   26,941   28,039    28,313
                         -------  -------  -------  -------  -------   -------
   Total Earnings,
    as defined           $44,774  $50,900  $86,703  $82,875  $88,224  $106,293
                         =======  =======  =======  =======  =======   =======
Ratio of Earnings to
 Fixed Charges              1.59     1.81     3.22     3.08     3.15      3.75
                            ====     ====     ====     ====     ====      ====